SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.14a-12

                    Penn Engineering & Manufacturing Corp.
              ----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                  .......................................................
         2)       Aggregate number of securities to which transaction applies:
                  .......................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  .......................................................
         4)       Proposed maximum aggregate value of transaction:
                  .......................................................
         5)       Total fee paid:
                  ......................................................

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by the
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                  .......................................................
         2)       Form, Schedule or Registration Statement No.:
                  .......................................................
         3)       Filing Party:
                  .......................................................
         4)       Date Filed:
                  .......................................................

                     PENN ENGINEERING & MANUFACTURING CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON THURSDAY, MAY 1, 2003


TO THE STOCKHOLDERS OF PENN ENGINEERING & MANUFACTURING CORP.:

     The Annual Meeting of Stockholders of Penn Engineering & Manufacturing Corp. (the "Company") will be held on Thursday, May 1, 2003, at 2:00 p.m., local time, at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, for the following purposes:

         1. To elect two Class C Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2006 and until the election of their successors; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement, or continuation thereof.

     The Board of Directors has fixed the close of business on March 4, 2003 as the record date for the determination of holders of Class A Common Stock entitled to notice of and to vote at the Annual Meeting. Holders of the Company's Common Stock are not entitled to vote on any of the matters to be acted upon at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 2002 is being mailed to stockholders together with this Notice.

     If you do not expect to attend the Annual Meeting in person, please fill in, sign, date, and return the enclosed form of proxy in the enclosed envelope to First Union National Bank.


                                           By Order of the Board of Directors,





                                           Kenneth A. Swanstrom
                                           CHAIRMAN OF THE BOARD

Date: March 27, 2003

                     PENN ENGINEERING & MANUFACTURING CORP.


                                -----------------

                                 PROXY STATEMENT

                                -----------------

     This Proxy Statement and the accompanying form of proxy, which are first being mailed to stockholders on or about March 27, 2003, are furnished in connection with the solicitation by the Board of Directors of Penn Engineering & Manufacturing Corp. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 1, 2003, at 2:00 p.m., local time, and at any adjournment, postponement, or continuation thereof, at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, which is also the address of the Company's principal executive offices.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted for the election of the nominees for Class C Director named below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will reimburse brokers, nominees, fiduciaries, and custodians, and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     The Company has two classes of common stock: Common Stock, par value $.01 per share ("Common Stock"), and Class A Common Stock, par value $.01 per share ("Class A Common Stock"). Holders of record of both classes of common stock at the close of business on March 4, 2003 will be entitled to notice of and to attend the Annual Meeting, but only holders of Class A Common Stock of record at the close of business on March 4, 2003 will be entitled to vote at the Annual Meeting. As of March 4, 2003, the Company had outstanding 3,350,164 shares of Class A Common Stock, each of which is entitled to one vote, and 14,022,000 shares of Common Stock. Cumulative voting rights do not exist with respect to the election of directors. For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares of Class A Common Stock represented in person or by proxy at the Annual Meeting.

     As of March 4, 2003, Kenneth A. Swanstrom, Daryl L. Swanstrom, and Frederick W. Dreher, listed in the table herein under "Beneficial Ownership of Common Stock and Class A Common Stock," beneficially owned in the aggregate 1,787,240 shares, or approximately 53.3%, of the Company's outstanding Class A Common Stock. Such stockholders have advised the Company that they will vote their shares for the election of Daryl L. Swanstrom and Andrew B. Williams as Class C Directors. Accordingly, Mrs. Swanstrom and Mr. Williams will be elected as Class C Directors, regardless of the votes of the Company's stockholders other than those of Kenneth A. Swanstrom, Daryl L. Swanstrom, and Frederick W. Dreher.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK AND
                              CLASS A COMMON STOCK

     The following table sets forth, as of March 4, 2003, the amount and percentage of the Company's outstanding Common Stock and Class A Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially 5% or more of its outstanding Common Stock or Class A Common Stock,
(ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.


                                                                                               SHARES OF               PERCENT OF
                                                SHARES OF               PERCENT OF              CLASS A               OUTSTANDING
                                               COMMON STOCK             OUTSTANDING          COMMON STOCK               CLASS A
                                               BENEFICIALLY               COMMON             BENEFICIALLY               COMMON
NAME OF INDIVIDUAL OR IDENTITY OF GROUP          OWNED (1)               STOCK (1)             OWNED (1)               STOCK (1)
---------------------------------------       -----------------    ------------------       ------------------       ---------------
5% OR GREATER HOLDERS:

Kenneth A. Swanstrom (2)                       1,784,828                   12.6%               810,776                    24.2%
P.O. Box 1000
Danboro, PA 18916

Daryl L. Swanstrom (3)                           678,418                    4.8                750,964                    22.4
P.O. Box 2309
Peachtree City, GA 30269

Frederick W. Dreher, in his capacity           1,483,920                   10.6                669,881                    19.9
 as co-trustee of certain trusts (4)
c/o Duane Morris LLP
4200 One Liberty Place
Philadelphia, PA 19103

PNC Bank, National Association (5)               960,982                    6.9                548,394                    16.4
398 North Main Street
Doylestown, PA 18901

Royce & Associates, Inc. (5)                   1,022,100                    7.3                371,700                    11.1
1414 Avenue of the Americas
New York, NY 10019

Private Capital Management, Inc. (5)           3,101,715                   22.1                     --                    --
8889 Pelican Bay Boulevard
Naples, FL 34108

T. Rowe Price Associates, Inc. (5)               230,400                    1.6                325,200                     9.7
100 East Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP (5)           694,900                    5.0                     --                    --
75 State Street
Boston, MA 02109

                                                                                              SHARES OF          PERCENT OF
                                                SHARES OF             PERCENT OF               CLASS A          OUTSTANDING
                                               COMMON STOCK           OUTSTANDING           COMMON STOCK          CLASS A
                                               BENEFICIALLY             COMMON              BENEFICIALLY          COMMON
NAME OF INDIVIDUAL OR IDENTITY OF GROUP          OWNED (1)             STOCK (1)              OWNED (1)          STOCK (1)
---------------------------------------      -----------------    ------------------      -----------------  -----------------

DIRECTORS (6):

Martin Bidart (7)                               102,050                  *                      200                    *

Willard S. Boothby, Jr. (8)                      14,900                  *                      800                    *

Thomas M. Hyndman, Jr. (9)                       16,720                  *                    1,140                    *

Maurice D. Oaks (8)                              13,500                  *                       --                   --

John J. Sickler (8)                                 500                  *                       --                   --

Mark W. Simon (10)                              103,262                  *                      200                    *

Charles R. Smith (8)                             12,500                  *                       --                   --

Andrew B. Williams (11)                              --                 --                       --                   --

EXECUTIVE OFFICERS (12):

Raymond L. Bievenour (13)                        96,112                  *                      200                    *

Francis P. Wilson (14)                           76,512                  *                       --                   --

ALL EXECUTIVE OFFICERS AND                    2,898,502               19.6                1,564,580                 46.7
DIRECTORS AS A GROUP
(15 PERSONS) (15)

------------------------
    * Less than 1%.

 (1) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of securities if such person has, or shares, "voting power" which includes the power to vote, or to direct the voting of, such securities or "investment power" which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common Stock and Class A Common Stock of the Company over which the above-named persons individually or together share voting power or investment power.

 (2) Mr. Swanstrom has sole voting and dispositive power with respect to 1,063,646 shares of Common Stock and 487,882 shares of Class A Common Stock, of which 22,602 shares of Common Stock and 7,534 shares of Class A Common Stock are owned by Mr. Swanstrom's wife, and 142,500 shares of Common Stock are purchasable under currently exercisable stock options. Mr. Swanstrom disclaims beneficial ownership of the shares owned by his wife. Mr. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 578,682 shares of Common Stock and 322,894 shares of Class A Common Stock.

 (3) Mrs. Swanstrom has sole voting and dispositive power with respect to 127,180 shares of Common Stock and 629,477 shares of Class A Common Stock, of which 12,500 shares of Common Stock are purchasable under currently exercisable stock options. Mrs. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 538,738 shares of Common Stock and 121,487 shares of Class A Common Stock.

 (4) Mr. Dreher, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 1,483,920 shares of Common Stock and 669,881 shares of Class A Common Stock. Mr. Dreher disclaims beneficial ownership of these shares, except in his capacity as co-trustee of these trusts.

 (5) As reported as of December 31, 2002 in filings made with the Commission.

 (6) Excludes directors listed under "5% or Greater Holders."

 (7) Of these shares, 800 shares of Common Stock and 200 shares of Class A Common Stock are owned by Mr. Bidart's wife, and 101,250 shares of Common Stock are purchasable under currently exercisable stock options. Mr. Bidart disclaims beneficial ownership of the shares owned by his wife.

 (8) These shares include currently exercisable stock options to purchase 12,500 shares of Common Stock for each such person, other than John J. Sickler, whose shares include currently exercisable stock options to purchase 500 shares of Common Stock.

 (9) Of these shares, 800 shares of Common Stock are owned by Mr. Hyndman's wife and 12,500 shares of Common Stock are purchasable under currently exercisable stock options. Mr. Hyndman disclaims beneficial ownership of the shares owned by his wife.

(10) Of these shares, 238 shares of Common Stock are owned by Mr. Simon's daughter, and 97,500 shares of Common Stock are purchasable under currently exercisable stock options. Mr. Simon disclaims beneficial ownership of the shares owned by his daughter.

(11) Mr. Williams was appointed to the Board of Directors on January 29, 2003.

(12) Excludes executive officers listed under "5% or Greater Holders" and "Directors."

(13) These shares include currently exercisable stock options to purchase 90,000 shares of Common Stock that will expire on April 9, 2003, the 90th day after Mr. Bievenour's January 9, 2003 resignation.

(14) These shares include currently exercisable stock options to purchase 70,000 shares of Common Stock.

(15) These shares include currently exercisable stock options to purchase an aggregate of 781,850 shares of Common Stock.


                              ELECTION OF DIRECTORS

     At the Annual Meeting, two Class C Directors will be elected to serve until the 2006 Annual Meeting of Stockholders and the election of their successors. The Class A Directors and the Class B Directors will continue in office for the remainder of their respective terms shown below. Under the Company's By-laws, the number of directors constituting the entire Board of Directors is determined by the Board of Directors, but such number may not be less than three nor more than twelve. Upon the retirement of two directors at the Annual Meeting, the number of members of the Board of Directors will be eight. Under the Company's By-laws, no person who is 70 years of age or older is eligible for election or re-election as a director unless that person is then serving as the Company's Chief Executive Officer. Any director who becomes 70 years of age during his or her term of office as a director may continue to serve as a director until the expiration of his or her then current term. Two of the Company's current directors, Thomas M. Hyndman, Jr., a director of the Company since 1974, and Willard S. Boothby, Jr., a director of the Company since 1984, were not eligible to stand for re-election at the Annual Meeting as a result of this By-law and will retire as of the Annual Meeting.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the two nominees for Class C Director listed below, each of whom is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. Any vacancy on the Board of Directors for any reason may be filled by the affirmative vote of 80% of the directors then in office. The two nominees for Class C Director receiving the highest number of votes cast at the Annual Meeting will be elected. Shares held by brokers or nominees as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of the directors since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The affirmative vote of a majority of the votes entitled to be cast by the holders of Class A Common Stock whose shares are represented at the Annual Meeting in person or by proxy will be required to approve any other matters that properly come before the meeting. Abstentions and broker non-votes are considered shares of stock outstanding and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention or broker non-vote will therefore have the practical effect of voting against approval of a proposal because each abstention and broker non-vote will represent one fewer vote for approval of the proposal.

     Certain information with respect to each nominee for Class C Director, and each Class A Director and Class B Director continuing in office following the Annual Meeting, is as follows:


                          NOMINEES FOR CLASS C DIRECTOR

                                                    PRINCIPAL OCCUPATION              DIRECTOR
NAME                                    AGE          FOR PAST FIVE YEARS               SINCE            TERM EXPIRES
----------                          ----------      --------------------------       ----------       ------------------

Daryl L. Swanstrom (1) (2) (3) .....    55          President, Spyraflo, Inc.,          1987                 2006*
                                                    manufacturer of miniature
                                                    self-aligning sleeve bearings
                                                    and needle roller bearings

Andrew B. Williams .................    48          President, Philadelphia             2003                 2006*
                                                    International Advisors, asset
                                                    management, since 2002;
                                                    Senior Vice President of
                                                    Glenmede Trust Company,
                                                    asset management, from
                                                    1985 to 2002
--------------------
* If elected at the Annual Meeting.


                         DIRECTORS CONTINUING IN OFFICE

                                                    PRINCIPAL OCCUPATION              DIRECTOR
NAME                                    AGE          FOR PAST FIVE YEARS                SINCE            TERM EXPIRES
----                                  -------       --------------------------       ----------         --------------
CLASS A DIRECTORS:

Martin Bidart ......................    66          President and Chief Operating       1998                 2004
                                                    Officer of the Company since
                                                    August 1998; Vice President -
                                                    Manufacturing of the Company
                                                    from August 1990 to July 1998

Maurice D. Oaks (1) (4) ............    69          Retired; Former Vice President      1994                 2004
                                                    of Worldwide Operations
                                                    Planning of Bristol-Myers Squibb

Charles R. Smith (1) (2) ...........    58          Professor, Mechanical               1997                 2004
                                                    Engineering Department of
                                                    Lehigh University


                                                    PRINCIPAL OCCUPATION             DIRECTOR
NAME                                    AGE          FOR PAST FIVE YEARS               SINCE              TERM EXPIRES
----                                   ------        --------------------------      ----------        ------------------
CLASS B DIRECTORS:

Kenneth A. Swanstrom (5) ...........    63          Chairman of the Board and           1970                 2005
                                                    Chief Executive Officer of
                                                    the Company

Mark W. Simon ......................    64          Senior Vice President, Chief        1983                 2005
                                                    Financial Officer, and Corporate
                                                    Secretary of the Company

John J. Sickler (4) (6) ............    61          Vice Chairman of Teleflex           2001                 2005
                                                    Incorporated, manufacturer of
                                                    engineered products, since
                                                    December 2000; President of
                                                    TFX Equities, a wholly owned
                                                    subsidiary of Teleflex
                                                    Incorporated, from 1990
                                                    to December 2000


------------------
(1) Member of the Nominating Committee. The Nominating Committee is appointed annually by the Board of Directors to recommend to the Board of Directors nominees for election as directors of the Company. During 2002, the Nominating Committee held three meetings.

(2) Member of the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors to recommend to the Board of Directors remuneration for senior management, adoption of compensation plans in which officers are eligible to participate, and related matters. The Compensation Committee also administers the Company's 1996 Equity Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan for Non-Employee Directors, and 1999 Employee Stock Option Plan. The other member of the Compensation Committee is Willard S. Boothby, Jr., who is retiring as a director as of the Annual Meeting. During 2002, the Compensation Committee held two meetings.

(3) Mrs. Swanstrom is the widow of Lawrence W. Swanstrom, Kenneth A. Swanstrom's brother.

(4) Member of the Audit Committee. The Audit Committee is appointed annually by the Board of Directors. The Audit Committee has the responsibility to select the Company's independent auditors, review the scope and results of the audit, review the adequacy of the Company's accounting, financial, and operating controls, and related matters. The other member of the Audit Committee is Thomas M. Hyndman, Jr., who is retiring as a director as of the Annual Meeting. During 2002, the Audit Committee held three meetings. See "Report of the Audit Committee."

(5)  Mr. Swanstrom is also a director of Third Federal Savings Bank.

(6)  Mr. Sickler is also a director of Microlog Corporation.

     During 2002, the Company's Board of Directors held seven meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such director served during 2002.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company in each of the last three years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                  ---------------
                                                   ANNUAL COMPENSATION              SECURITIES
                                           -----------------------------------      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR         SALARY($)     BONUS($)      OPTIONS(#)    COMPENSATION($)
---------------------------                ----         ---------     --------      ----------    ---------------
Kenneth A. Swanstrom, Chairman and         2002         $470,000            --        40,000        $10,598 (1)
   Chief Executive Officer .............   2001          470,000            --        40,000         19,975
                                           2000          409,813      $251,728        20,000         19,725


Martin Bidart, President and               2002          338,000            --        35,000         10,598 (1)
   Chief Operating Officer .............   2001          338,000            --        35,000         19,675
                                           2000          269,750       128,873        17,500         19,725


Mark W. Simon, Senior Vice President,      2002          240,000            --        30,000         10,598 (1)
   Chief Financial Officer, and            2001          240,000            --        30,000         19,975
   Corporate Secretary .................   2000          217,675       104,090        15,000         19,725


Francis P. Wilson, Vice President and      2002          220,000            --        20,000          7,773 (1)
   President - PEM Fastening Systems ...   2001          220,000            --        20,000         17,000
                                           2000          184,675        75,624        20,000         17,000


Raymond L. Bievenour, Vice President -     2002          205,000            --        20,000          7,773 (1)
   Business Development (2) ............   2001          205,000            --        20,000         17,000
                                           2000          188,625        77,324        20,000         17,000

 -----------------
(1) Includes Company contributions of $7,773 in 2002 to the Company's Profit-Sharing Plan for each named executive officer. The Company's contribution to the Profit-Sharing Plan for each year is allocated among the participants in proportion to their compensation for that year. Also included in these amounts are directors fees of $2,825 paid to Mr. Swanstrom, Mr. Bidart, and Mr. Simon for meetings attended during 2002.

(2)  Mr. Bievenour resigned from the Company effective January 9, 2003.

     The following table sets forth information with respect to options granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2002.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------------------------------
                         NUMBER OF SECURITIES  % OF TOTAL OPTIONS
                          UNDERLYING OPTIONS  GRANTED TO EMPLOYEES  EXERCISE OR BASE     EXPIRATION       GRANT DATE
NAME                        GRANTED (#) (1)      IN FISCAL YEAR       PRICE ($/SH)          DATE       PRESENT VALUE ($) (2)
------                   -------------------- --------------------  ----------------     ----------    ---------------------

Kenneth A. Swanstrom ....      40,000                  9.2%                $11,70          12/5/12       $144,800

Martin Bidart ...........      35,000                  8.0                  11.70          12/5/12        126,700

Mark W. Simon ...........      30,000                  6.9                  11.70          12/5/12        108,600

Francis P. Wilson .......      20,000                  4.6                  11.70          12/5/12         72,400

Raymond L. Bievenour ....      20,000                  4.6                  11.70          12/5/12         72,400

---------------
(1) All shares underlying options are shares of Common Stock. Each option becomes exercisable in increments of 25% of the shares underlying such option commencing on the first, second, third, and fourth anniversaries of the date of the option grant.

(2) The Black-Scholes model, a widely used and accepted formula for valuing traded stock options, was used to determine the grant date present value of the stock options. The Black-Scholes value used in this table is the same value used to report the expense associated with stock options in the Company's audited financial statements in accordance with SAS 123. The following assumptions were used to calculate the Black-Scholes value: an expected life of six years, 33.23% stock price volatility, 3.56% risk-free rate of return, annual dividend yield of 2.0%, and an exercise price equal to stock price on the date of grant. The Company has used the historical annual dividend yield and stock price volatility rate as assumptions for the Black-Scholes model. The use of these assumptions is not a guarantee that these assumptions will be the actual annual dividend yield or stock price volatility rate over the next six years. There is no gain to executives, however, if the per share market price of the Company's Common Stock does not increase or declines.


     The following table sets forth information with respect to options to purchase shares of Common Stock held at December 31, 2002 by the persons named in the Summary Compensation Table.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                      AND FISCAL YEAR-END OPTION VALUES (1)

                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                    OPTIONS AT FY-END (#)              AT FY-END ($) (2)
                                ----------------------------      ----------------------------
NAME                            EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----------                      -----------    -------------      -----------    -------------
Kenneth A. Swanstrom ........     142,500          97,500           $43,680            $0

Martin Bidart ...............     101,250          83,750            29,240             0

Mark W. Simon ...............      97,500          72,500            29,240             0

Francis P. Wilson ...........      70,000          50,000                 0             0

Raymond L. Bievenour ........      90,000          50,000            29,240             0

---------------
(1) No options were exercised by the named executive officers during the year ended December 31, 2002.

(2) Represents the difference between the aggregate exercise price and the aggregate market value of the Company's Common Stock as of December 31, 2002.

     The following table is representative of the annual benefits payable under the Company's qualified retirement plans to an employee currently age 65 whose annual compensation remained unchanged during the last five years of employment and whose benefits will be paid for the remainder of the employee's life.


                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                                    ---------------------------------------------------------
ANNUAL COMPENSATION                   10              20                30              40
-------------------                 -------         -------          -------          -------
  $150,000 .....................    $18,420         $36,840          $55,260          $73,680

   160,000 .....................     19,670          39,340           59,010           78,680

   170,000 .....................     20,920          41,840           62,760           83,680

   175,000 .....................     21,545          43,090           64,635           86,180

   200,000 and up ..............     24,670          49,340           74,010           98,680



     Credited full years of service of the five officers listed in the Summary Compensation Table are as follows: Kenneth A. Swanstrom, 42 years; Martin Bidart, 12 years; Mark W. Simon, 26 years; Francis P. Wilson, 6 years; and Raymond L. Bievenour, 12 years. The covered compensation under the Pension Plan Table is that amount shown in the salary and bonus columns of the Summary Compensation Table. The amounts shown in the Pension Plan Table do not reflect any deduction for social security or other offset amounts. Benefits are subject to maximum limitations under the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, with regard to 2002, the maximum salary that can be recognized under the plan is $200,000 and the maximum annual benefit at age 65 is limited to $160,000. In the case of Kenneth A. Swanstrom, a higher benefit is available due to plan provisions protecting prior accrued benefits. Mr. Swanstrom's projected annual benefit at age 65, after 44 years of service, is $110,504.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's executive compensation policies are intended to focus the executive's attention and efforts on the attainment of Company goals, reward the executive for the successful attainment of those goals, provide a total compensation package that is competitive with the market for executives of similar experience and expertise, and create a feeling of shared enterprise among the executives, all other employees, and the Company's stockholders.

     The compensation paid to the Company's executive officers, including its Chief Executive Officer and the four other highest paid officers (the "Named Executive Officers"), consisted of a base salary, an annual bonus determined in accordance with the provisions of a formal incentive plan (the "Management Incentive Plan") originally adopted for the year 1992 and amended thereafter from time to time, and non-qualified stock options as part of the 1996 Equity Incentive Plan and the 1999 Employee Stock Option Plan. These plans cover all employees and officers of the Company, including the Named Executive Officers. The executive officers also are participants in the Company's Profit-Sharing Plan, its pension plan, and its various fringe benefit programs.

     The annual salaries of the Named Executive Officers for fiscal year 2002 were determined in the month of December 2001. In determining the annual salary for each of the executive officers of the Company, including the Named Executive Officers, the Compensation Committee sought to establish salaries that were fair and competitive with those paid by comparable organizations and that fairly reward the executive officers for their performance and the Company's performance. In determining the annual salary of each of the Named Executive Officers, other than the Chief Executive Officer, the evaluation of their performance by the Chief Executive Officer is considered, and each position is measured against the knowledge and problem-solving ability required to fulfill the assigned duties and responsibilities of such position and the officer's impact upon the operations and profitability of the Company.

     The same considerations were taken into account in establishing the Chief Executive Officer's salary for 2002, except that the Committee did not have the recommendation of the Chief Executive Officer.

     Due to the economic slowdown in the United States in 2001 and its impact on the Company's results of operations, no salary increases were approved by the Board of Directors for the Named Executive Officers for 2002.

     Payments to the Named Executive Officers under the Management Incentive Plan are determined by three factors, which combined are used to determine the amount of any annual bonus. The first factor, with a weighting of 40%, compared the Company's 2002 consolidated net income with its 2002 Business Plan consolidated net income. The second factor, with a weighting of 40%, compared the Company's 2002 consolidated net sales with its 2002 Business Plan consolidated net sales. The third factor, with a weighting of 20%, compared the Company's 2002 return on net assets with its 2002 Business Plan return on net assets. The target bonus for the Chief Executive Officer is 45% of base salary. The target bonus for the Chief Operating Officer and the Chief Financial Officer is 35% of their respective base salaries. The other executive officers have a target of 30% of their respective base salaries. The relationship of the Company's 2002 actual results to the 2002 Business Plan targets can cause the annual bonus to range from zero to 150% of the targeted amount. The consideration of earnings before interest and taxes is the most significant factor in determining the annual bonuses paid to all other salaried and hourly workers under the employee incentive plan. Consolidated net income is the most significant factor in determining the annual bonuses paid to the executive officers. These two measures of earnings extend a common thread in the standard of measure for both executive officers' and other employees' annual bonuses.

     No bonuses were paid to the Chief Executive Officer or any other Named Executive Officer for 2002 because the Company's 2002 consolidated net income was less than 90% of the 2002 Business Plan consolidated net income, a requirement for the award of an executive bonus.

     In determining the grants of stock options during 2002 under the 1996 Equity Incentive Plan and the 1999 Employee Stock Option Plan, the Compensation Committee took into account the various factors described above considered in determining the annual salaries of the Named Executive Officers, as well as the recommendations of the independent consultant that assisted in the creation of the plans. In 2002, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer were granted non-qualified options to purchase 40,000 shares, 35,000 shares, and 30,000 shares, respectively, of the Company's Common Stock. Each of the other Named Executive Officers was granted non-qualified options to purchase 20,000 shares of the Company's Common Stock.

     The Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Chief Executive Officer and the Named Executive Officers under the provisions of Section 162(m) of the Code given their current compensation levels. The Committee intends to take necessary steps to conform the Company's policies with respect to the executive compensation in order to comply with the provisions of Section 162(m) of the Code if and at such time as the deductibility thereof becomes affected by such provisions.

                                          Submitted by the Compensation
                                          Committee of the Board of Directors:

                                          Charles R. Smith, Chairman
                                          Willard S. Boothby, Jr.
                                          Daryl L. Swanstrom

March 11, 2003

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the S&P 600(R) SmallCap Index and the following combined Standard & Poor's line-of-business indices (the "S&P Indices"): Electronics-Semiconductor Companies; Electronics-Instrumentation Companies; Office Equipment Companies; and Communications Equipment Manufacturers. The S&P Indices consist of companies that are representative of the lines of business that generate the major portion of the Company's revenues.



     [LINE GRAPH OMITTED, PLOT POINTS FOLLOWS]



                                                                         INDEXED RETURNS (1)
                                                    ------------------------------------------------------------
                                                     BASE                    YEAR ENDED DECEMBER 31,
                                                    PERIOD      ------------------------------------------------
COMPANY NAME/INDEX                                   1997       1998       1999        2000       2001      2002
----------------------------------------------------------------------------------------------------------------
Penn Engineering & Manufacturing
   Corp. - PNN/PNNA                                 100.00      95.06     100.37      155.53    150.66     97.71
S&P 600(R)SmallCap Index                            100.00      97.45     118.17      114.60    117.45     93.39
S&P Indices                                         100.00      99.23     160.78      177.47    145.81    115.63

------------------
(1) The comparisons of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1997 in each of the Company's Common Stock, the S&P 600(R) SmallCap Index, and the S&P Indices with the investment weighted on the basis of market capitalization.

DIRECTOR COMPENSATION

     In 2002, the Company's non-employee directors each received an annual retainer of $25,000 plus a fee of $1,000 for each meeting attended in person, $500 for each meeting attended by teleconference, and reimbursement for travel expenses. Employees who are directors of the Company each received a fee of $250 for each meeting attended in person and $125 for each meeting attended by teleconference. Members of the Audit Committee, the Compensation Committee, and the Nominating Committee each received a fee of $750 for each meeting attended in person, $375 for each meeting attended by teleconference, plus reimbursement for travel expenses. The Chairman of each committee also received an additional annual retainer of $2,000. In addition, each non-employee director was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $11.70 per share.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than 10% of either class of the Company's common stock, file reports of ownership and changes in ownership with the Commission. Based solely on the Company's review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that, during the period January 1, 2002 through December 31, 2002, all reports required to be filed by these persons were timely filed, except that Kenneth A. Swanstrom, Daryl L. Swanstrom, Thomas M. Hyndman, Jr., Martin Bidart, Willard M. Boothby, Jr., Maurice D. Oaks, John J. Sickler, Charles R. Smith, Francis P. Wilson, Kent R. Fretz, Richard F. Davies, and William E. Sarnese each filed one Form 4 report late to report options granted in December 2002, and Andrew B. Williams filed one Form 4 late to report options granted to him upon his appointment to the Board in January 2003.


                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's auditors for the Company's year ended December 31, 2002. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Company or its subsidiaries.

     A representative of Ernst & Young LLP will attend the Annual Meeting. This representative will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to any appropriate questions presented by the stockholders at the Annual Meeting.

AUDIT FEES

     Ernst & Young's fees for the December 31, 2002 annual audit, including fees for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q, were $321,500.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2002.


ALL OTHER FEES

     Fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2002 for all other non-audit services rendered to the Company, including tax-related services, totaled $274,000.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process, and the process for monitoring compliance with laws and regulations. The Audit Committee is also responsible for the selection, evaluation, and retention of the Company's independent auditors. Each of the Audit Committee members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards as well as the financial literacy requirements thereof. The Board adopted a written charter for the Audit Committee on July 26, 2000, and a copy thereof was included as an exhibit to the Company's proxy statement for the 2001 Annual Meeting of Stockholders.

     Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Ernst & Young LLP matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of the Company's financial reporting, as required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees, as amended).

     The Audit Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee discussed with Ernst & Young LLP its independence from the Company and considered the compatibility of the non-audit services rendered to the Company by Ernst & Young LLP with Ernst & Young LLP's independence.

     On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and be filed with the Commission.

     This report of the Audit Committee shall not be deemed proxy solicitation material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                               Submitted by the Audit Committee
                                               of the Board of Directors:

                                               John J. Sickler, Chairman
                                               Maurice D. Oaks
                                               Thomas M. Hyndman, Jr.
March 11, 2003

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for its fiscal year ended December 31, 2002 is being mailed to the Company's stockholders with this Proxy Statement.


                              STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2004 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 5190 Old Easton Road, Danboro, Pennsylvania 18916, not later than November 28, 2003.

     Pursuant to Section 6 of the Company's By-laws, if a stockholder wishes to present at the Company's 2004 Annual Meeting of Stockholders (i) a nomination of candidates for election as directors or (ii) a proposal relating to a matter other than a nomination of candidates for election as directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the Commission, the stockholder must comply with the provisions relating to stockholder proposals set forth in the Company's By-laws, which are summarized below.

     Written notice of any such proposal containing the information required under the Company's By-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the Company's Secretary at the Company's principal executive offices at 5190 Old Easton Road, Danboro, Pennsylvania 18916 during the period commencing on November 28, 2003 and ending on December 29, 2003.

     A written nomination of a candidate for election as a director must set forth (a) the name and address of the stockholder who intends to make the nomination (the "Nominating Stockholder"), (b) the name, age, business address, and, if known, residence address of each person so nominated, (c) the principal occupation or employment of each person so nominated for the past five years,
(d) the qualifications of the person so nominated, (e) the number of shares of capital stock of the Company beneficially owned within the meaning of the Commission's Rule 13d-3 by each person so nominated and the earliest date of acquisition of any such capital stock, (f) a description of any arrangement or understanding between each person so nominated and the Nominating Stockholder with respect to such person's nomination and election as a director and actions to be proposed or taken by such person as a director, (g) the written consent of each person so nominated to serve as a director if nominated and elected as a director, and (h) such other information regarding each such person as would be required under the proxy solicitation rules of the Commission if proxies were to be solicited for the election as a director of each person so nominated.

     Only candidates nominated by stockholders for election as a member of the Company's Board of Directors in accordance with the By-law provisions summarized herein and who satisfy the qualification requirements described under "Election of Directors" above will be eligible to be considered for election as a member of the Company's Board of Directors at such meeting of stockholders, and any candidate proposed by a stockholder not nominated in accordance with such provisions or not satisfying such qualification requirements will not be considered or acted upon for election as a director at such meeting of stockholders.

     A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the Commission if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders.

     Only stockholder proposals submitted in accordance with the By-law provisions summarized above will be eligible for presentation at the 2004 Annual Meeting of Stockholders, and any matter not submitted to the Company's Board of Directors in accordance with such provisions will not be considered or acted upon at the 2004 Annual Meeting of Stockholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                           By Order of the Board of Directors,


                                           Kenneth A. Swanstrom
                                           CHAIRMAN OF THE BOARD
March 27, 2003

                     PENN ENGINEERING & MANUFACTURING CORP.
              ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

   The undersigned hereby constitutes and appoints Kenneth A. Swanstrom and John
J. Sickler, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Penn Engineering & Manufacturing Corp. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, on Thursday, May 1, 2003, at 2:00 p.m., prevailing time, and at any adjournment, postponement, or continuation thereof, as follows:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                     PLEASE MARK
                                                     YOUR VOTES LIKE
                                                     THIS IN BLUE OR
                                                     BLACK INK           [X]



1. ELECTION OF CLASS C DIRECTORS
   Nominees:                                                 WITHHOLD
                                               FOR          AUTHORITY
   Daryl L. Swanstrom
   Andrew B. Williams                          [ ]              [ ]


INSTRUCTION: TO WITHHOLD AUTHORITY FOR A NOMINEE, WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED:

------------------------------------------

------------------------------------
SHARES OF CLASS A COMMON STOCK

MARK IF YOU PLAN TO ATTEND THE ANNUAL MEETING  [ ]


2. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT, POSTPONEMENT, OR CONTINUATION THEREOF.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS C DIRECTOR SET FORTH IN PROPOSAL 1.



         -----------------------------------------------------------------------
                            Signature of Stockholder


         -----------------------------------------------------------------------
                            Signature of Stockholder

         Date:________________________ , 2003

         NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian, or corporate officer, please give your full title as such.


PLEASE SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.